EXHIBIT 99.02

KANA Software Files Third Quarter 2005 10-Q and 2005 Form 10-K

Company completes 2005 filings, remains on track to regain current filing status

MENLO PARK, Calif. — July 7, 2006 — KANA Software, Inc. (Pinksheets: KANA.PK), a world leader in multi-channel customer service, today announced that it has filed its Form 10-Q with the Securities and Exchange Commission for the quarter ended September 30, 2005. The company has also filed its Form 10-K for the year ended December 31, 2005.

KANA’s total revenues for the fiscal third quarter ended September 30, 2005 were $11.0 million, with license revenues at $1.6 million.

Revenues were $11.4 million for the fourth quarter and $43.1 million for the year ended December 31, 2005, including $2.6 million and $8.1 million in license revenue respectively.

“We are pleased to have completed our Form 10-Q for the third quarter 2005 and Form 10-K for 2005” said John Thompson, Chief Financial Officer of KANA. “Having concluded our 2005 filings, we are looking forward to filing our first quarter 2006 Form 10-Q in the coming weeks, at which point KANA will be current with its filings.”

About KANA

KANA is a world leader in multi-channel customer service. KANA’s integrated solutions allow companies to deliver consistent, managed service across all channels, including email, chat, call centers and Web self-service, so customers have the freedom to choose the service they want, how and when they want it. KANA’s clients report double-digit increases in customer satisfaction, while reducing call volumes by an average of 20%. KANA’s award-winning solutions are proven in more than 600 companies worldwide, including approximately half of the world’s largest 100 companies. For more information visit www.kana.com.

Cautionary Note Regarding Forward-looking Statements Under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding KANA’s forecasts, projections, expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to KANA as of the date of this release, which may likely change, and we assume no obligation to update any such forward-looking statement. These statements include statements about KANA’s customers’ expected benefits and results from KANA applications. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to: competition in our marketplace, including introductions of new products or services, or reductions in prices, by competitors; risks associated with lack of market acceptance of KANA’s products or services; inability to enhance and develop our products and services within budget and on schedule; inability to attract and retain qualified employees, to manage cash and expenditures or to expand sales; inability to manage our business in light of recent personnel reductions; KANA’s history of losses; the effect of potential military action and terrorist activities; and slow economic conditions, particularly as they affect spending by our prospective customers on SRM and similar enterprise software products. These and other factors are risks associated with our business that may affect our operating results and are discussed in KANA’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

NOTE: KANA is a registered trademark of KANA Software, Inc. All other company and product names may be trademarks of their respective owners.

Contact:

KANA

Jessica Hohn, 508-561-1236

jhohn@kana.com

or

Investor Contacts:

Market Street Partners

Carolyn Bass or Susan Coss, 415-445-3240

kana@marketstreetpartners.com